================================================================================
                       SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549
                                -----------------
                                   SCHEDULE TO
                                 (RULE 14D-100)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                 AMENDMENT NO. 9
                                -----------------
                                 CENTERPULSE AG
                       (Name of Subject Company (Issuer))

                              ZIMMER HOLDINGS, INC.
                      (Names of Filing Persons (Offerors))
                                -----------------
              REGISTERED SHARES, NOMINAL VALUE CHF 30.00 PER SHARE
                         (Title of Class of Securities)
                                -----------------
                                 NOT APPLICABLE*
                      (CUSIP Number of Class of Securities)
                                -----------------
                              DAVID C. DVORAK, ESQ.
                              ZIMMER HOLDINGS, INC.
                              345 EAST MAIN STREET
                              WARSAW, INDIANA 46580
                                 (574) 267-6131

                  (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                   COPIES TO:
                             MORTON A. PIERCE, ESQ.
                            M. ADEL ASLANI-FAR, ESQ.
                              JACK S. BODNER, ESQ.
                              DEWEY BALLANTINE LLP
                           1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 259-8000
                                -----------------

* There is no CUSIP Number assigned to the registered shares. CUSIP No. 152005104 has been assigned to the American depositary shares of Centerpulse AG that are quoted on the New York Stock Exchange under the symbol "CEP." CUSIP No. 152005203 has been assigned to the American depositary shares of Centerpulse AG that were issued pursuant to a restricted American depositary receipt facility and are not publicly traded.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      Check the appropriate boxes below to designate any transactions to which the statement relates:

      [X]   third-party tender offer subject to Rule 14d-1.

      [ ]   issuer tender offer subject to Rule 13e-4.

      [ ]   going-private transaction subject to Rule 13e-3.

      [ ]   amendment to Schedule 13D under Rule 13d-2.

      Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

================================================================================

      This Amendment No. 9 amends and supplements the Tender Offer Statement on Schedule TO, dated June 19, 2003 (as previously amended or supplemented, the "Schedule TO"), filed by Zimmer Holdings, Inc., a Delaware corporation ("Zimmer"), relating to the third-party tender offer by Zimmer to exchange 3.68 shares of common stock, par value US$0.01 per share, of Zimmer ("Zimmer Common Stock") and CHF 120 cash, for each outstanding registered share, nominal value CHF 30 per share, of Centerpulse AG, a listed company incorporated in Switzerland ("Centerpulse"), including registered shares represented by Centerpulse American depositary shares, upon the terms and subject to the conditions set forth in the prospectus (as modified, amended or supplemented, the "Prospectus"), the related ADS Letter of Transmittal and Form of Declaration of Acceptance and Assignment (collectively referred to as the "Offer"), which are attached to the Schedule TO as Exhibits (a)(1), (a)(2) and (a)(3), respectively. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Prospectus and in the Schedule TO.

      Zimmer has filed a Registration Statement on Form S-4, of which the Prospectus is a part, relating to shares of Zimmer Common Stock to be issued to holders of Centerpulse registered shares (including registered shares represented by Centerpulse American depositary shares) in the Offer (the "Registration Statement").

      The information set forth in the entire Registration Statement, including all schedules, exhibits and annexes thereto, the related ADS Letter of Transmittal, the related Form of Declaration of Acceptance and Assignment and any prospectus, prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by Zimmer is hereby expressly incorporated by reference in answer to Items 1 through 11 of the Schedule TO.


ITEM 12. EXHIBITS.

      Item 12 of the Schedule TO is hereby amended by adding the following exhibits thereto:

(a)(27) Press Release of Zimmer Holdings, Inc., dated August 6, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule 425 filing made with the Securities and Exchange Commission on August 6, 2003).

(a)(28) Press Release of Zimmer Holdings, Inc., dated August 6, 2003 (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule 425 filing made with the Securities and Exchange Commission on August 6, 2003).

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  ZIMMER HOLDINGS, INC.


                                   By:  /s/ J. Raymond Elliott
                                        ----------------------------------------
                                        J. Raymond Elliott
                                        Chairman of the Board,
                                        President and Chief Executive Officer

Date: August 6, 2003

                                  EXHIBIT INDEX

EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

(a)(1)      Prospectus, dated June 19, 2003 (incorporated herein by reference to
            Zimmer Holdings, Inc.'s Rule 424(b)(3) filing in connection with
            Registration Statement No. 333-105561 made with the Securities and
            Exchange Commission on June 20, 2003).

(a)(2) Form of ADS Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 of Zimmer Holdings, Inc.'s Registration Statement on
            Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).

(a)(3) Form of Declaration of Acceptance and Assignment (incorporated herein by reference to Exhibit 99.2 of Zimmer Holdings, Inc.'s
            Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).

(a)(4) Form of ADS Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 of Zimmer Holdings, Inc.'s Registration
            Statement on Form S-4/A, Registration No. 333-105561, filed with the
            Securities and Exchange Commission on June 18, 2003).

(a)(5)      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
            Companies and Other Nominees (incorporated herein by reference to Exhibit 99.4 of Zimmer Holdings, Inc.'s Registration Statement on
            Form S-4/A, filed with the Securities and Exchange Commission on June 18, 2003).

(a)(6)      Form of Letter to Clients for use by Brokers, Dealers, Commercial
            Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.5 of Zimmer Holdings Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the
            Securities and Exchange Commission on June 18, 2003).

(a)(7)      Guidelines for Certification of Taxpayer Identification Number on
            Substitute Form W-9 (incorporated herein by reference to Exhibit
            99.6 of Zimmer Holdings, Inc.'s Registration Statement on Form
            S-4/A, Registration No. 333-105561, filed with the Securities and
            Exchange Commission on June 18, 2003).

(a)(8)      Swiss Pre-Announcement, dated May 20, 2003, of Zimmer Holdings, Inc.
            with respect to its offer for Centerpulse registered shares
            (including shares represented by Centerpulse American depositary shares) (incorporated herein by reference to Zimmer Holdings, Inc.'s
            Rule 425 filing made with the Securities and Exchange Commission on May 20, 2003).

(a)(9)      Press Release of Zimmer Holdings, Inc., dated May 20, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on May
            20, 2003).

(a)(10)     Slide Presentation of Zimmer Holdings, Inc. dated May 20, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on May
            20, 2003).

(a)(11)     Published Letter of Zimmer Holdings, Inc., dated May 21, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on May
            21, 2003).

(a)(12)     Press Release of Zimmer Holdings, Inc., dated May 29, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on May
            30, 2003).

                                 EXHIBIT INDEX

EXHIBIT NO.                      DESCRIPTION
-----------                      -----------

(a)(13)     Form of Swiss Offer Prospectus (incorporated herein by reference to
            Exhibit 99.9 of Zimmer Holdings, Inc.'s Registration Statement on
            Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).

(a)(14) Swiss Offer Prospectus Summary, dated June 19, 2003, (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule 425 filing made with the Securities and Exchange Commission on June 19, 2003).

(a)(15)     Press Release of Zimmer Holdings, Inc. dated June 19, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on June
            19, 2003).

(a)(16)     Press Release by Zimmer Holdings, Inc., dated June 20, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on June
            20, 2003).

(a)(17)     Form of letter to registered holders of Centerpulse shares.*

(a)(18)     Announcement of Zimmer Holdings, Inc., dated July 9, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on July
            9, 2003).

(a)(19)     Press Release of Zimmer Holdings, Inc. dated July 9, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on July
            9, 2003).

(a)(20)     Press Release of Zimmer Holdings, Inc. dated July 16, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on July
            16, 2003).

(a)(21)     Press Release of Zimmer Holdings, Inc. dated July 22, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on July 22, 2003).

(a)(22)     Press Release of Zimmer Holdings, Inc. dated July 23,2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on July
            23,2003).

(a)(23)     Press Release of Zimmer Holdings, Inc. dated July 23, 2003
            (incorporated by herein reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on July
            23, 2003).

(a)(24)     Press Release of Zimmer Holdings, Inc., dated July 25, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s, Rule
            425 filing made with the Securities and Exchange Commission on July
            25, 2003).

(a)(25) Transcript of Zimmer Holdings, Inc. Earnings Conference Call held on July 24, 2003 (incorporated herein by reference to Zimmer
            Holdings Inc.'s Rule 425 filing made with the Securities and Exchange Commission July 25, 2003).

                                 EXHIBIT INDEX

EXHIBIT NO.                      DESCRIPTION
-----------                      -----------

(a)(26)     Press Release of Zimmer Holdings, Inc. dated July 30, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on July
            30, 2003).

(a)(27)     Press Release of Zimmer Holdings, Inc. dated August 6, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on August 6, 2003).

(a)(28)     Press Release of Zimmer Holdings, Inc., dated August 6, 2003
            (incorporated herein by reference to Zimmer Holdings, Inc.'s Rule
            425 filing made with the Securities and Exchange Commission on August 6, 2003).

(b)(1)      $1,350,000,000 Revolving Credit and Term Loan Agreement among Zimmer
            Holdings, Inc., Zimmer, Inc., Zimmer K.K., Zimmer Ltd., the borrowing subsidiaries, and lenders named therein, dated as of June
            12, 2003 (incorporated herein by reference to Exhibit 10.27 of Zimmer Holdings, Inc.'s Registration Statement on Form S-4/A,
            Registration No. 333-105561, filed with the Securities and Exchange
            Commission on June 13, 2003).

(b)(2)      $400,000,000 364-Day Credit Agreement among Zimmer Holdings, Inc.,
            Zimmer, Inc., the borrowing subsidiaries, and lenders named therein, dated as of June 12, 2003 (incorporated herein by reference to Exhibit 10.28 of Zimmer Holdings, Inc.'s Registration Statement on
            Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 13, 2003).

(d)         None.

(g)         None.

(h)(1)      Tax opinion of Dewey Ballantine LLP (re: U.S. tax matters)
            (incorporated herein by reference to Exhibit 8.1 of Zimmer Holdings, Inc.'s Registration Statement on Form S-4/A, Registration No.
            333-105561, filed with the Securities and Exchange Commission on June 19, 2003).

(h)(2)      Tax opinion of Pestalozzi Lachenal Patry (re: Swiss tax matters)
            (incorporated herein by reference to Exhibit 8.2 of Zimmer Holdings, Inc.'s Registration Statement on Form S-4/A, Registration No.
            333-105561, filed with the Securities and Exchange Commission on June 18, 2003).

(h)(3) Tax opinion of Bird & Bird (re: U.K. tax matters) (incorporated herein by reference to Exhibit 8.3 of Zimmer Holdings, Inc.'s
            Registration Statement on Form S-4/A, Registration No. 333-105561, filed with the Securities and Exchange Commission on June 18, 2003).

*           Previously filed.